UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2014

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 20, 2014, Aspen Bermuda Limited (“Aspen Bermuda”) entered into a Severance Agreement (the “Severance Agreement”) with James Few, former Chief Executive Officer of Aspen Re, the group reinsurance segment within Aspen Insurance Holdings Limited (“Aspen”). Since the time of his departure from his executive position on September 4, 2014, Mr. Few has remained, and will continue to remain, on garden leave until March 3, 2015 (the “Termination Date”).
Under the terms of the Severance Agreement, Aspen Bermuda will continue to pay Mr. Few his salary and provide all other contractual benefits (including, but not limited to, housing allowance, private medical insurance, permanent health insurance, personal accident insurance, life assurance, pension contributions, return flights to the United Kingdom and club memberships) in accordance with the Service Agreement, dated March 10, 2005 (the “Service Agreement”), between Mr. Few and Aspen Bermuda (formerly Aspen Insurance Limited), up to the Termination Date and payable in the normal method. In addition, subject to his election to be released from his non-compete restrictions early (as described below), Mr. Few will receive the following: (i) an amount equal to the annual incentive award derived from Aspen’s annual incentive award funding formula for Mr. Few’s role in respect of the fiscal year ending on December 31, 2014 and calculated 50% by reference to Aspen’s achievement of average return on equity (“ROE”) and 50% by reference to the average ROE of Other Property, Property Catastrophe (including Aspen Capital Markets), Casualty Re and Specialty Re, such amount payable at the same time as annual incentive awards for the fiscal year ending on December 31, 2014 are paid to executives of Aspen; (ii) a $600,000 severance payment calculated in accordance with the Service Agreement, such amount being Mr. Few’s highest salary rate during the term of the Service Agreement and payable within thirty days of the Termination Date; and (iii) the average bonus under Aspen’s annual incentive plan actually earned by Mr. Few for the fiscal years ending on December 31, 2012, 2013, and 2014, with the average bonus for the fiscal year ending on December 31, 2014 calculated in accordance with (i) above, such amount payable at the same time as annual incentive awards for the fiscal year ending on December 31, 2014 are paid to executives of Aspen (collectively, the “Severance Payments”). The Severance Payments will be reduced by a sum equal to the total salary and bonus payments received by Mr. Few prior to the Termination Date.
Mr. Few will also receive shares in Aspen which are eligible for vesting under Aspen’s 2012 Share Performance Agreement and the 2013 Share Performance Agreement, including the portion of such performance shares which are subject to 2014 testing conditions. Mr. Few will forfeit all performance shares which are subject to 2015 and 2016 testing conditions and performance shares granted in 2014 which are subject to 2014, 2015 and 2016 testing conditions and which are scheduled to vest in 2017. In addition, Mr. Few will receive the restricted share units which vest in February and April 2015 and will forfeit all other restricted share units.
Mr. Few will also be subject to certain non-compete and non-solicit restrictions until September 3, 2015, although Mr. Few may elect to be released from such non-compete restrictions after July 3, 2015 if Mr. Few forgoes (or, if already paid, promptly repays to Aspen Bermuda) that portion of the payments provided pursuant to (ii) and (iii) in the second paragraph above which relates to the portion of the restricted period so released assuming that such payments were paid evenly over the full restricted period. The Severance Agreement also provides that Aspen Bermuda (for itself and its affiliates) and Mr. Few will release each other of all claims, subject to certain exceptions.

This summary is qualified in its entirety by reference to the Severance Agreement, which is attached hereto as Exhibit 10.1.
Section 9. Financial Statements and Exhibits
Item 9.01 - Financial Statements and Exhibits

(d)	The following exhibit is furnished under Item 5.02 as part of this report:

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10.1 Severance Agreement between James Few and Aspen Bermuda Limited

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: October 21, 2014	By:	/s/ John Worth
	Name:	John Worth
	Title:	Chief Financial Officer

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